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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-66915) and related Prospectus of Commerce Bancorp, Inc. for the registration of 1,925,000 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1998 (except as to Note 1, as to which the date is June 29, 1998), with respect to the consolidated financial statements of Commerce Bancorp, Inc. and Subsidiaries, included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                 /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
November 18, 1998